Exhibit 10.16

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THIS SUBORDINATED CONVERTIBLE PROMISSORY NOTE (AND ALL PAYMENT AND ENFORCEMENT PROVISIONS HEREIN) (THE “NOTE”) IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF APRIL 15, 2014, BY AND AMONG THE PURCHASER (AS DEFINED HEREIN), THE COMPANY (AS DEFINED HEREIN), SILICON VALLEY BANK AND OXFORD FINANCE LLC (THE “SUBORDINATION AGREEMENT”). IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

OF

CAREDX, INC.

AMOUNT: US $5,000,000	DATE: April 17, 2014

1. Promise to Pay. For value received, the adequacy of which is hereby acknowledged, CareDx, Inc., a Delaware corporation (the “Company”), promises to pay to the order of Illumina, Inc. or its permitted assigns (the “Purchaser”), at such place as the Purchaser shall designate in writing from time to time, the aggregate principal sum of US $5,000,000, or such lesser amount as shall equal the outstanding principal amount hereof, plus the interest on the unpaid balance accruing from the date set forth above, according to the terms and conditions set forth below. This Note is issued pursuant to that certain Subordinated Convertible Promissory Note Purchase Agreement, dated as of April 15, 2014 (the “Purchase Agreement”), by and between the Company and Purchaser, and is subject to the provisions thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Interest Rate. Interest on the unpaid principal balance of this Note shall begin accruing on the date set forth above, and shall continue until all sums due under this Note are converted or paid in full, at the rate of eight percent (8%) per annum; provided, however, that in no event shall such interest rate be higher than the highest rate allowable by law. Interest shall be computed on the basis of a 12 month (each with 30 days), 360 day year.

3. Maturity Date. This Note (including all principal and unpaid interest) shall be immediately due and payable on demand by the Purchaser at any time after April 15, 2015, or, if on a weekend or holiday, the next business day (the “Maturity Date”). Any such payment shall be made in the lawful money of the United States of America and will be applied first to the payment of expenses due hereunder or under the Purchase Agreement, second to interest accrued hereunder and third, if the amount of payment exceeds the amount of all such expenses and accrued interest, to the payment of the then outstanding principal of this Note.

4. Conversion.

(a)	Mandatory Conversion. Upon the closing of a Qualified Financing or Qualified IPO before the Maturity Date and prior to a Change of Control, all unpaid principal and interest outstanding under this Note (the “Investment Amount”) will automatically be converted into that number of shares of the type of equity securities sold in the Qualified Financing or Qualified IPO, as applicable, as is yielded when the Investment Amount is divided by the Conversion Price, rounded down to the nearest whole share. “Conversion Price” means the lower of (A) or (B), as follows, with (A) being either (1), in the event of a Qualified Financing, 80% of the lowest price per share paid by the other purchasers in the Qualified Financing, or (2), in the event of a Qualified IPO, the price per share paid by the purchasers in the Qualified IPO, or (B) the amount of $3.18 per share (as proportionally adjusted for stock splits, stock dividends, recombinations and the like), rounded down to the nearest whole share. The securities issued to the Purchaser in the Qualified Financing or Qualified IPO shall, other than as stated herein, be issued on the same terms and conditions as the securities issued to the other participants in such Qualified Financing or Qualified IPO.

(b)	Optional Conversion Prior to Qualified Financing or Qualified IPO. At any time prior to a Qualified Financing or Qualified IPO, or if there is an Event of Default (as defined elsewhere in this Note), at the option of the Purchaser, by five days’ prior written notice to the Company, the Investment Amount may be converted into that number of shares of the Company’s Series G Preferred Stock as is yielded when the Investment Amount is divided by $3.18 (as proportionally adjusted for stock splits, stock dividends, recombinations and the like), rounded down to the nearest whole share.

(c)	Conversion or Repayment upon Change of Control. In the event of a Change of Control closing prior to a Qualified Financing or Qualified IPO, at the option of the Purchaser, either (i) the Company shall pay the Purchaser an amount equal to 1.5 times the Investment Amount, which shall constitute full repayment of this Note, or (ii) the Investment Amount may be converted immediately prior to the consummation of the Change of Control into that number of shares of Common Stock as is yielded when the Investment Amount is divided by $3.18 (as proportionally adjusted for stock splits, stock dividends, recombinations and the like), rounded down to the nearest whole share.

(d)	Mechanics and Effect of Conversion.

(i)	Upon conversion of the Investment Amount pursuant to Section 4(a), the Company shall promptly notify Purchaser in writing of such conversion and issue the shares of the Company’s capital stock required. Upon conversion of the Investment Amount pursuant to Section 4(b) or 4(c), the Purchaser shall notify the Company in writing and the Company shall issue the shares of the appropriate class and series of stock. In either case the Purchaser shall surrender this Note at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to Purchaser, a certificate or certificates for the number of shares of the appropriate class and series of stock to which Purchaser is entitled upon such conversion. Upon conversion of the Investment Amount, the Company will be forever released from all of its obligations and liabilities under this Note including, without limitation, the obligation to pay the Investment Amount, regardless of whether Purchaser surrenders this Note to the Company.

(ii)	Prior to any conversion of the Investment Amount pursuant to Section 4(b) or 4(c) hereof, the Company shall take such actions as are necessary to authorize an adequate number of shares of the appropriate class and series of stock to permit full conversion of the Investment Amount, and sufficient authorized shares of Common Stock to permit full conversion of any Series G Preferred Stock issued upon conversion of this Note.

(e)	Notice of Qualified Financing, Qualified IPO or Change of Control. The Company shall notify the Purchaser in writing no later than ten days, and no more than 60 days, in advance of the closing of any Qualified Financing, Qualified IPO or Change of Control.

5. Prepayment. This Note may not be prepaid without the written consent of Purchaser.

6. Default.

(a)	Occurrence of Default. Any one or more of the following constitutes an “Event of Default” under this Note: (i) the Company fails to pay any principal or interest when due on this Note; (ii) the Company fails to perform any other of its other obligations under the terms of this Note within 15 days after written notice; or (iii) the commencement of an involuntary bankruptcy or insolvency proceeding against the Company that is consented to by the Company or that is not dismissed in 30 days; (iv) commencement of a voluntary bankruptcy or insolvency proceeding by the Company; (v) appointment of a receiver, liquidator, assignee or trustee of the Company’s assets for the benefit of creditors; (vi) the breach of any of the representations, warranties, agreements, covenants or other obligations of the Company under the Transaction Agreements that remain uncured by the Company and unwaived by Purchaser within 15 days of receipt of notice thereof from Purchaser, or (vii) the Company’s default under any other debt obligations in excess of an aggregate of $1,000,000.

(b)	Remedies. Upon the occurrence of any Event of Default, in addition to any other right or remedy allowed by law or equity, all sums of the principal and interest of this Note shall immediately be due and payable without any notice of any kind or character.

(c)	No Waiver. Purchaser’s failure to exercise any right available to it upon Company’s default, or to strictly enforce any term of this Note in any instance, does not constitute a waiver of that right or term in any other instance.

(d)	Notice of Event of Default. The Company shall provide the Purchaser written notice of any Event of Default within five days of the occurrence thereof.

7. Restrictions on Transfer.

(a)	This Note may be transferred only in compliance with applicable United States federal and state securities laws and only upon surrender of the original Note for registration of transfer, duly endorsed (or an affidavit stating that the original Note has been lost, mutilated or destroyed), and accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company, together, if reasonably requested by the Company, with a written opinion of the Purchaser’s United States counsel, to the effect that such transfer may be effected without registration or qualification under any United States federal or state law then in effect. A new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal payments are payable only to the registered holder of this Note. Purchaser agrees to provide a Form W-9 to the Company upon request.

(b)	Notwithstanding the provisions above, no such opinion of counsel shall be required by either this Note or the Purchase Agreement: (i) for any transfer of this Note or securities into which this Note may be converted in compliance with Rule 144 or Rule 144A, each promulgated by the Securities and Exchange Commission under the Securities Act, or (ii) for any transfer of this Note or such securities to (A) a stockholder of Purchaser, (B) a controlled affiliate of Purchaser, (C) the estate of any such stockholder; provided that under subsection (ii) the transferee agrees in writing to be subject to the terms of this Section 7 to the same extent as if the transferee were the original Purchaser hereunder.

8. Waivers. The Company and all other persons liable or to become liable on this Note waive presentment, demand of payment, notice of dishonor, protest, notice of nonpayment, and all other notices and demands.

9. Other Documents. The Company shall execute any other documents, and take such further action, as Purchaser shall reasonably request, from time to time, to give effect to this Note.

10. Severability. If a court of competent jurisdiction shall determine that any portion of this Note is invalid or unenforceable, that determination shall not affect the validity or enforceability of the remaining provisions of this Note.

11. Assignment. The Company shall not assign this Note, or its rights or obligations hereunder, to any person without prior written consent of Purchaser. Subject to the preceding sentence, this Note shall be binding upon and inure to the benefit of the parties and their respective transferees, successors, assigns, heirs, and legal representatives.

12. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

13. Amendment. All amendments and modifications to this Note shall be in writing, signed by the Company and Purchaser. The Company and the holder of this Note may also waive performance of the other hereunder.

14. Subordination. Purchaser acknowledges that this Note will be subordinated as set forth in the Subordination Agreement dated as of April 15, 2014 among Purchaser, Oxford Finance, LLC and Silicon Valley Bank.

15. Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Purchaser shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

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COMPANY:

CAREDX, INC.

By:	/s/ Peter Maag

Name:	Peter Maag

Its:	Chief Executive Officer

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